                                                                   EXHIBIT 10.4



                                     FORM OF

               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT,

                            DATED AS OF MAY__, 2000,

                                 BY AND BETWEEN

                        GREAT LAKES CHEMICAL CORPORATION

                                       AND

                                   OSCA, INC.
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                                                   TABLE OF CONTENTS



1.        Definitions.................................................................................................5

2.        The Initial Public Offering And The Distribution...........................................................11
          2.1      The Initial Public Offering.......................................................................11
          2.2      The Distribution..................................................................................11
          2.3      Certain Stockholder Matters.......................................................................12
          2.4      Prior Relationship................................................................................12
          2.5      Further Assurances Regarding The Distribution.....................................................12
          2.6      Abandonment of The Distribution...................................................................13

3.        Expenses...................................................................................................13
          3.1      General...........................................................................................13
          3.2      Certain Expenses Relating to The Initial Public Offering..........................................13
          3.3      Certain Expenses Relating to The Distribution.....................................................13

4.        Covenants to Preserve Tax-free Status of the Distribution..................................................13
          4.1      Restrictions on OSCA..............................................................................14
          4.2      Cooperation and Other Covenants...................................................................16
          4.3      Indemnification For Tax Liabilities...............................................................18
          4.4      Procedure for Indemnification for Tax Liabilities.................................................18
          4.6      Exclusive Remedies................................................................................20

5.        Certain Other Covenants....................................................................................20
          5.1      Financial and Other Information...................................................................20
          5.2      Other Covenants...................................................................................26
          5.3      Covenants Regarding the Incurrence of Indebtedness................................................27

6.        Indemnification............................................................................................28
          6.1      Indemnification by OSCA...........................................................................28
          6.2      Indemnification by GLC............................................................................29
          6.3      Other Liabilities.................................................................................29
          6.4      Tax Effects of Indemnification....................................................................30
          6.5      Effect of Insurance Upon Indemnification..........................................................30
          6.6      Procedure for Indemnification Involving Third-party Claims........................................31
          6.7      Procedure for Indemnification Not Involving Third-party Claims....................................32
          6.8      Exclusive Remedies................................................................................32

7.        Miscellaneous..............................................................................................33
          7.1      Survival..........................................................................................33
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


          7.2      Complete Agreement................................................................................33
          7.3      Authority.........................................................................................33
          7.4      Governing Law.....................................................................................33
          7.5      Consent to Exclusive Jurisdiction.................................................................33
          7.6      Notices...........................................................................................34
          7.7      Amendment and Modification........................................................................35
          7.8      Binding Effect; Assignment........................................................................35
          7.9      Third Party Beneficiaries.........................................................................35
          7.10     Counterparts......................................................................................35
          7.11     Waiver............................................................................................35
          7.12     Severability......................................................................................36
          7.13     Remedies..........................................................................................36
          7.14     Performance.......................................................................................36
          7.15     References; Construction..........................................................................36


Exhibits

Agreements Subject to Section 5.2(c)......................................................................Exhibit A

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                                     FORM OF

               INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT

         This INITIAL PUBLIC OFFERING AND DISTRIBUTION AGREEMENT (the "Agreement") is made and entered into as of _________ __, 2000, by and between Great Lakes Chemical Corporation, a Delaware corporation ("GLC"), and OSCA, Inc., a Delaware corporation and a wholly owned subsidiary of GLC ("OSCA"). Certain capitalized terms used herein are defined in Section 1 of this Agreement.

                                    RECITALS

         WHEREAS, GLC currently owns all of the issued and outstanding OSCA Common Stock;

         WHEREAS, OSCA has previously filed the IPO Registration Statement with the SEC but it has not yet become effective;

         WHEREAS, the parties currently contemplate that, reasonably promptly following the execution of this Agreement, OSCA shall consummate the Initial Public Offering;

         WHEREAS, immediately following the consummation of the Initial Public Offering, GLC shall own 100% of the outstanding Class B Common Stock of OSCA, which will constitute approximately ___% of the outstanding OSCA Capital Stock (or approximately ____% if the underwriters exercise their over-allotment option in full in accordance with the Underwriting Agreement);

         WHEREAS, concurrently with the execution of this Agreement, GLC and OSCA are entering into the Registration Rights Agreement;

         WHEREAS, GLC currently intends to evaluate its strategic options with respect to its entire ownership interest in OSCA remaining after the Initial Public Offering;

         WHEREAS, one of the strategic options which GLC may consider in the future is to divest its entire ownership of OSCA in a Distribution;

         WHEREAS, GLC, if it decides to proceed with the Distribution, expects to accomplish the Distribution by means of a split-off, a spin-off or some combination of both transactions;

         WHEREAS, GLC and OSCA intend that the Distribution, if it occurs, will be tax-free to GLC and its stockholders under Section 355 of the Code; and

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         WHEREAS, the parties intend in this Agreement to set forth the principal arrangements between them regarding the Initial Public Offering and the Distribution;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

         1. Definitions.

         "Abandonment Notice" has the meaning set forth in Section 2.6.

         "Acquisition Target" has the meaning set forth in Section 5.3(a)(i).

         "Active Trade or Business" means the active conduct of the trade or business (as defined in Section 355(b)(2) of the Code) conducted by OSCA immediately prior to the applicable Distribution Date.

         "Adjusted OSCA Indebtedness" has the meaning set forth in Section 5.3.

         "Affiliate" means a OSCA Affiliate or a GLC Affiliate, as the case may be.

         "Agreement" has the meaning set forth in the Preamble.

         "Ancillary Agreements" has the meaning ascribed to such term in the Separation Agreement.

         "Annual Financial Statements" has the meaning set forth in Section 5.1(a)(vi).

         "Business" means the OSCA Business or the GLC Business, as the case may be.

         "Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of Indiana are authorized or obligated by law or executive order to close.

         "Claim" has the meaning set forth in Section 6.7.

         "Class A Common Stock" means the Class A Common Stock, par value $0.01 per share, of OSCA.

         "Class B Common Stock" means the Class B Common Stock, par value $0.01 per share, of OSCA.


                                        5
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         "Code" means the Internal Revenue Code of 1986, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "CPR Rules" means the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources, as in effect on the date hereof.

         "Dispute Notice" means written notice of any dispute between GLC and OSCA arising out of or relating to this Agreement, which shall set forth, in reasonable detail, the nature of the dispute.

         "Distribution" means the distribution of OSCA Common Stock by GLC in one or more transactions occurring after the Initial Public Offering that collectively have the effect that all shares of OSCA Common Stock held by GLC are distributed to GLC stockholders, whenever such transaction(s) shall occur.

         "Distribution Date" means any date or dates, as the case may be, determined by GLC, in its sole and absolute discretion, to be a date on which shares of OSCA Common Stock held by GLC are distributed in connection with the Distribution.

         "Distribution Registration Statement" means any and all registration statements, information statements or other documents filed by any party with the SEC in connection with any transaction constituting part of the Distribution, in each case as supplemented or amended from time to time.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "FFO to Debt Ratio" has the meaning set forth in Section 5.3(c).

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GLC" has the meaning set forth in the Preamble.

         "GLC Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by GLC.

         "GLC Annual Statements" has the meaning set forth in Section
5.1(b)(ii).

         "GLC Business" means any business or operations of GLC or any GLC Affiliates other than the OSCA Business.

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         "GLC Disclosure Portions" means all material set forth in, or incorporated by reference into, either the IPO Registration Statement or the Distribution Registration Statement, as applicable, to the extent relating exclusively to (i) GLC and the GLC Affiliates (excluding OSCA and the OSCA Affiliates), (ii) the GLC Business, (iii) GLC's intentions with respect to the Distribution or (iv) the terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution.

         "GLC Public Filings" has the meaning set forth in Section 5.1(a)(xiii).

         "GLC Transfer Agent" means ________________, in its capacity as the transfer agent and registrar for the GLC Common Stock.

         "GLC Common Stock" means the Common Stock, par value $0.01 per share, of GLC.

         "GLC's Auditors" has the meaning set forth in Section 5.1(b)(ii).

         "Indemnifying Party" means a Person that is obligated to provide indemnification under this Agreement.

         "Indemnitee" means a Person that is entitled to seek indemnification under this Agreement.

         "Indemnity Payment" means an amount that an Indemnifying Party is required to pay to an Indemnitee under this Agreement.

         "Initial Public Offering" means the initial public offering by OSCA of shares of OSCA Common Stock as contemplated by the IPO Registration Statement.

         "Insurance Proceeds" means the payment received by an insured from an insurance carrier or paid by an insurance carrier on behalf of the insured, net of any applicable premium adjustment and tax effect.

         "IPO Registration Statement" means the Registration Statement on Form S-1, Registration No. 333-31956 of OSCA, as supplemented and amended from time to time.

         "IRS" means Internal Revenue Service of the U.S. Department of Treasury or any successor agency.

         "Losses" means all losses, liabilities, claims, obligations, demands, judgments, damages, dues, penalties, assessments, fines (civil or criminal), costs, liens, expenses, forfeitures, settlements, or fees, reasonable attorneys' fees and court costs, of any nature or kind, whether or not the same would properly be reflected on a balance sheet, and "Loss" means any of these.

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         "Negotiation Period" means the period of 20 Business Days following the initial meeting of the representatives of GLC and OSCA following the receipt of a Dispute Notice.

         "Notice" means any notice, request, claim, demand, or other communication under this Agreement.

         "OSCA" has the meaning set forth in the Preamble.

         "OSCA Affiliate" means a Person that, after giving effect to the Distribution, directly or indirectly through one or more intermediaries, is Controlled by, or is under common Control with OSCA.

         "OSCA Business" means any business or operations of OSCA or any OSCA Affiliates, including, in all cases, any predecessor entities.

         "OSCA Capital Stock" means all classes or series of capital stock of OSCA.

         "OSCA Common Stock" means the Class A Common Stock and the Class B Common Stock.

         "OSCA Indebtedness" has the meaning set forth in Section 5.3.

         "OSCA Public Documents" has the meaning set forth in Section
5.1(a)(ix).

         "OSCA Transfer Agent" means ________________, in its capacity as the transfer agent and registrar for the OSCA Common Stock.

         "OSCA's Auditors" has the meaning set forth in Section 5.1(b)(i).

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Pre-Distribution Period" means the period of time from the date hereof until the completion of the Distribution.

         "Proposed Acquisition Transaction" means a transaction or series of transactions as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from OSCA or one or more holders of outstanding shares of OSCA Capital Stock, a number of shares of OSCA Capital Stock that would, when combined with the number of shares of OSCA Capital Stock sold pursuant to the Initial Public Offering, comprise 50% or more of (A) the value of all outstanding shares of OSCA Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined

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voting power of all outstanding shares of Voting Stock of OSCA as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.

         "Quarterly Financial Statements" has the meaning set forth in Section 5.1(a)(v).

         "Registration Rights Agreement" means the Registration Rights Agreement to be entered into between GLC and OSCA concurrently with the execution and delivery of this Agreement.

         "Regulation S-K" means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

         "Regulation S-X" means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

         "Representation Date" means any date on which OSCA makes any representation (i) to the IRS or to counsel selected by GLC for the purpose of obtaining a Subsequent Tax Opinion/Ruling, or (ii) to GLC for the purpose of any determination required to be made by GLC pursuant to Section 4.1.

         "Representation Letters" means the representation letters and any other materials (including, without limitation, the ruling request and the related supplemental submissions to the IRS) delivered or deliverable by GLC and others in connection with the rendering by Tax Counsel and the issuance by the IRS of the Tax Opinions/Rulings, which to the extent related to OSCA shall be in form and substance reasonably satisfactory to OSCA.

         "Representative" means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

         "Request" has the meaning set forth in Section 6.7.

         "SEC" means the United States Securities and Exchange Commission or any successor agency.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

         "Separate Counsel" has the meaning set forth in Section 6.6(b).

         "Separation Agreement" means the Master Separation Agreement by and among GLC and OSCA, dated as of ______________, ____, as amended from time to time.

          "Service Agent" means (i) for GLC, The Corporation Trust Company, with offices on the date hereof at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801; and (ii) for

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         OSCA, The Corporation Trust Company, with offices on the date hereof at
1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

         "Subsequent Tax Opinion/Ruling" means either (i) an opinion of counsel selected by GLC, in its sole and absolute discretion, confirming, in form and substance reasonably satisfactory to GLC, that, as a consequence of the consummation of a subsequent transaction, no income, gain or loss for U.S. federal income tax purposes will be recognized by GLC, the stockholders or former stockholders of GLC, or any GLC Affiliate with respect to the Distribution, or (ii) an IRS private letter ruling to the same effect.

         "Subsidiary" means with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries Controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote with respect to the election of members to the board of directors or similar governing body; provided, however, that for the purposes of this Agreement, neither OSCA nor any of the Subsidiaries of OSCA shall be deemed to be Subsidiaries of GLC or of any of the Subsidiaries of GLC.

         "Tax" means (i) any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, assessment, or governmental charge of any kind whatsoever imposed by any governmental authority, including any interest, penalty, or addition thereto, whether disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

         "Tax Agreements" means, collectively, the (i) Tax Disaffiliation Agreement between GLC and OSCA, dated as of ______________,______, as amended from time to time and (ii) this Agreement.

         "Tax Control" means the definition of "control" set forth in Section 368(c) of the Code (or in any successor statute or provision), as such definition may be amended from time to time.

         "Tax Counsel" means the law firm of Kirkland & Ellis.

         "Tax-Free Status of the Distribution" means the nonrecognition of taxable gain or loss for U.S. federal income tax purposes to GLC, GLC Affiliates and GLC's stockholders in connection with the Distribution.

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

         "Tax Opinions/Rulings" means the opinions of Tax Counsel and the rulings by the IRS deliverable to GLC in connection with the Distribution.

         "Tax-Related Losses" means (i) all federal, state and local Taxes (including interest and penalties thereon) imposed pursuant to any settlement, final determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such taxes; and
(iii) all costs and expenses that may result from adverse tax consequences to GLC or GLC's stockholders (including all costs, expenses and damages associated with stockholder litigation or controversies) payable by GLC or GLC Affiliates.

         "Third-Party Claim" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person other than GLC or any GLC Affiliate or OSCA or any OSCA Affiliate which gives rise to a right of indemnification hereunder.

         "Underwriting Agreement" means the Underwriting Agreement between OSCA and the underwriters relating to the Initial Public Offering, as amended from time to time.

         "Value" means with respect to any trade or business (or portion thereof), the fair market value of the assets constituting such trade or business, less the current liabilities associated with such trade or business, in each case determined as of the applicable Distribution Date.

         "Voting Stock" means with respect to any Person, all classes and series of the capital stock of such Person entitled to vote generally in the election of directors.

         2. The Initial Public Offering And The Distribution.

         2.1 The Initial Public Offering. OSCA shall consult with, and cooperate in all respects with, GLC in connection with the pricing of the OSCA Common Stock to be offered in the Initial Public Offering and shall, at GLC's direction, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.

         2.2 The Distribution. GLC currently intends, following the consummation of the Initial Public Offering, to evaluate its strategic options with respect to its remaining ownership interest in OSCA, including, without limitation, to effect the Distribution by means of a split-off, a spin-off or some combination of both transactions. GLC shall, in its sole and absolute discretion, determine whether to proceed with all or any part of the Distribution and all terms of the Distribution, including, without limitation, the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, if GLC decides to proceed with the Distribution, GLC may at any time and from time to time until the completion of the Distribution modify or change the terms of the Distribution, including, without limitation, by accelerating or delaying the timing of the consummation of all or

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part of the Distribution. OSCA shall cooperate with GLC in all respects to accomplish the Distribution and shall, at GLC's direction, promptly take any and all actions necessary or desirable to effect the Distribution, including, without limitation, the registration under the Securities Act of OSCA Common Stock on an appropriate registration form or forms to be designated by GLC. GLC shall select any investment banker(s) and manager(s) in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and outside counsel for GLC; provided that nothing herein shall prohibit OSCA from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

         2.3 Certain Stockholder Matters. From and after the distribution of OSCA Common Stock in connection with any transaction(s) included as part of the Distribution and until such OSCA Common Stock is duly transferred in accordance with applicable law, OSCA shall regard the Persons receiving OSCA Common Stock in such transaction(s) as record holders of OSCA Common Stock in accordance with the terms of such transaction(s) without requiring any action on the part of such Persons. OSCA agrees that, subject to any transfers of such stock, (a) each such holder shall be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of OSCA Common Stock then held by such holder and (b) each such holder shall be entitled, without any action on the part of such holder, to receive one or more certificates representing, or other evidence of ownership of, the shares of OSCA Common Stock then held by such holder. GLC shall cooperate, and shall instruct the GLC Transfer Agent to cooperate, with OSCA and the OSCA Transfer Agent, and OSCA shall cooperate, and shall instruct the OSCA Transfer Agent to cooperate, with GLC and the GLC Transfer Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of OSCA Common Stock distributed to the holders of GLC Common Stock in connection with any transaction(s) included as part of the Distribution. Following the Distribution, GLC shall instruct the GLC Transfer Agent to deliver to the OSCA Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the holders of GLC Common Stock receiving shares of OSCA Common Stock in connection with any transaction(s) included as part of the Distribution.

         2.4 Prior Relationship. OSCA, with respect to OSCA and all of the OSCA Affiliates, and GLC, with respect to GLC and all of the GLC Affiliates, agree to take all commercially reasonable action to discontinue their respective uses as promptly as is commercially reasonable of any printed material that indicates an ownership or other relationship between or among GLC and OSCA or any of their respective Affiliates that has changed as a result of the Initial Public Offering, the Distribution or any other transactions contemplated hereby; provided that this Section 2.4 shall not prohibit the use of printed material containing appropriate and accurate references to such relationship.

         2.5 Further Assurances Regarding The Distribution. In addition to the actions specifically provided for elsewhere in this Agreement, if GLC decides to proceed with the Distribution, OSCA shall, at GLC's direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or

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expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Distribution as promptly as reasonably practicable. Without limiting the generality of the foregoing, OSCA shall, at GLC's direction, cooperate with GLC, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any domestic or foreign governmental or regulatory authority requested by GLC in order to consummate and make effective the Distribution.

         2.6 Abandonment of The Distribution. The parties expressly acknowledge and agree that GLC intends to evaluate its strategic options with respect to ownership interest in OSCA remaining after the Initial Public Offering, including, without limitation, the Distribution. The parties further acknowledge and agree that, should GLC decide to pursue the Distribution, GLC will not be obligated in any respect to proceed with or complete the Distribution and that GLC may, in its sole and absolute discretion, at any time abandon its plans to proceed with or complete the Distribution. In the event that GLC so determines that it no longer intends to proceed with or complete the Distribution, GLC shall provide to OSCA a written notification of such determination (an "Abandonment Notice"). Effective as of the date of the Abandonment Notice, provided that no Distribution Date has yet occurred, (a) Sections 4.1 and 4.2 of this Agreement shall terminate, become null and void and have no further force and effect (it being expressly understood and agreed by the parties that such Sections shall remain in full force and effect in the event that a Distribution Date has occurred on or prior to the date of the Abandonment Notice) and (b) GLC's rights, and OSCA's obligations, set forth in the Registration Rights Agreement shall immediately become effective.

         3. Expenses.

         3.1 General. Except as otherwise provided in this Agreement, the Separation Agreement, any of the other Ancillary Agreements or any other agreement between the parties relating to the Initial Public Offering or the Distribution, all costs and expenses of either party hereto in connection with the Initial Public Offering and the Distribution shall be paid by the party that incurs such costs and expenses.

         3.2 Certain Expenses Relating to The Initial Public Offering. OSCA shall be responsible for the payment of all costs, fees and expenses relating to the Initial Public Offering, including, but not limited to, the payment of (a) the costs, fees and expenses of all of GLC's financial, legal, accounting and other advisors incurred in connection with the Initial Public Offering and (b) any internal fees, costs and expenses incurred by GLC or any GLC Affiliate in connection with the Initial Public Offering. GLC shall be entitled to any and all amounts received from the underwriters as reimbursement for any costs, fees and expenses relating to the Initial Public Offering.

         3.3 Certain Expenses Relating to The Distribution. GLC shall generally be responsible for the payment of all costs, fees and expenses relating to the Distribution; provided that OSCA shall be responsible for the payment of (a) the costs, fees and expenses of all of OSCA's financial, legal,

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accounting and other advisors incurred in connection with the Distribution and
(b) any internal fees, costs and expenses incurred by OSCA or any OSCA Affiliate in connection with the Distribution.

         4. Covenants to Preserve Tax-free Status of the Distribution. OSCA and GLC hereby represent and warrant to, and covenant and agree with, each other as follows:

         4.1 Restrictions on OSCA.

         (a) Pre-Distribution Period. OSCA shall not take any action (such action to include, if relevant, the issuance of OSCA Capital Stock upon the exercise by the holders thereof of all options or convertible securities issued by OSCA) during the Pre-Distribution Period if, as a result of taking such action, OSCA would issue a number of shares of OSCA Capital Stock (including by way of the exercise of stock options or the issuance of restricted stock) that would cause GLC to cease to have Tax Control of OSCA, unless prior to the consummation of such transaction GLC has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing provisions of this Section 4.1(a), OSCA shall be permitted to issue stock options and restricted stock awards to its employees so long as (i) OSCA repurchases sufficient shares of issued and outstanding OSCA Capital Stock on or prior to the date such options are exercisable or restricted stock is vested (or deemed vested) to insure that, assuming the exercise of all exercisable options and vesting of such restricted stock, GLC would not cease to have Tax Control of OSCA and (ii) OSCA provides GLC with prior written notification of the procedures by which OSCA intends to comply with its obligation described in clause (i) above and GLC approves of such procedures (which approval shall not be unreasonably withheld). All of the restrictions on OSCA contained in this Section 4.1 shall apply to OSCA during the Pre-Distribution Period as well as the other periods specified in this
Section 4.1.

         (b) Proposed Acquisition Transactions. Until the first day after the two-year anniversary of the latest Distribution Date, OSCA shall not enter into any Proposed Acquisition Transaction or, to the extent OSCA has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur unless prior to the consummation of such Proposed Acquisition Transaction GLC has determined, in its sole and absolute discretion, that such Proposed Acquisition Transaction would not jeopardize the Tax-Free Status of the Distribution.

         (c) Continuation of Active Trade or Business. Until the first day after the two-year anniversary of the latest Distribution Date,

         (i) OSCA shall continue to conduct the Active Trade or Business.

         (ii) Subject to clause (c)(iii) below, OSCA shall not (A) liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business with a Value in excess of $25 million or (B) dispose of any business or assets that would cause OSCA to be operated in a manner inconsistent in any material respect with the business purposes for the Distribution as set forth in the Representation Letters and Tax Opinions/Rulings, in each case unless GLC has determined, in its sole and absolute discretion, that such liquidation, disposition, or discontinuance would not jeopardize the Tax-Free Status of the Distribution.

         (iii) OSCA shall not under any circumstances liquidate, dispose of, or otherwise discontinue the conduct of any portion of the Active Trade or Business if such liquidation, disposition or discontinuance would breach Section 4.1(d). OSCA shall continue the active conduct of the Active Trade or Business primarily through officers and employees of OSCA or its Subsidiaries (and not primarily through independent contractors) who are not also officers or employees of GLC or of any GLC Affiliates. Notwithstanding the foregoing, (A) except with respect to any corporation or other entity the status of which as the direct owner of an active trade or business is material to the Tax-Free Status of the Distribution, liquidations of any of OSCA's Subsidiaries into OSCA or one or more Subsidiaries directly or indirectly controlled by OSCA shall not be deemed to breach this
Section 4.1(c) and (B) OSCA shall not be prohibited from liquidating, disposing of or otherwise discontinuing the conduct of one or more trades or businesses that constituted part of the Active Trade or Business, or any portion thereof, provided that, in the case of this clause (B), the aggregate Value of such trades or businesses, or portions thereof, so liquidated, disposed of or discontinued shall not exceed $25 million. For purposes of the preceding sentence and clause (c)(ii) above, asset retirements, sale-leaseback arrangements and discontinuances of product lines within a trade or business the active conduct of which is continued shall not be deemed a liquidation, disposition or discontinuance of a trade or business or portion thereof.

         (iv) Solely for purposes of this Section 4.1(c), OSCA shall not be treated as directly or indirectly controlling a Subsidiary unless OSCA owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

         (d) Continuity of Business.

         (i) Until the first day after the two-year anniversary of the Distribution Date, (A) OSCA shall not voluntarily dissolve or liquidate, and (B) except in the ordinary course of business, neither OSCA nor any Subsidiaries directly or indirectly controlled by OSCA shall sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of such Subsidiaries) that, in the aggregate, constitute more than (x) 60% of the gross assets of OSCA or (y) 60% of the consolidated gross assets of OSCA and such Subsidiaries, unless prior to the consummation of such transaction GLC has determined, in its sole and absolute discretion, that such transaction would not jeopardize the Tax-Free Status of the Distribution. The amount of gross assets of OSCA and such Subsidiaries shall be based on the fair market value of each such asset as of the applicable Distribution Date.

         (ii) Sales, transfers or other dispositions by OSCA or any of its Subsidiaries to OSCA or one or more Subsidiaries directly or indirectly controlled by OSCA shall not be included in any determinations under this
Section 4.1(d) of whether such 60% or more of the gross assets of OSCA or 60% of the consolidated gross assets of OSCA and such Subsidiaries have been sold, transferred or otherwise disposed of.

         (iii) Solely for purposes of this Section 4.1(d), OSCA shall not be treated as directly or indirectly controlling a Subsidiary unless OSCA owns, directly or indirectly, shares of capital stock of such Subsidiary constituting Tax Control.

         (e) Discharge of Intracompany Indebtedness. Prior to the first Distribution Date, OSCA shall fully discharge and satisfy all of the then existing indebtedness owed to GLC or any GLC Affiliate (other than payables incurred in the ordinary course of the business). From such date until the first day after the two-year anniversary of the latest Distribution Date, OSCA shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or allow to exist any such indebtedness with GLC or any GLC Affiliate.

         (f) Miscellaneous Actions. Until the first day after the two-year anniversary of the latest Distribution Date, OSCA shall not take, or permit any of its Subsidiaries to take, any other actions or enter into any transaction or series of transactions or agree to enter into any other transactions that would be reasonably likely to jeopardize the Tax-Free Status of the Distribution, including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, unless prior to the consummation of such action or transaction GLC has determined, in its sole and absolute discretion, that such action or transaction would not jeopardize the Tax-Free Status of the Distribution. Notwithstanding the foregoing, if and to the extent that any action or transaction is described in and permitted pursuant to Sections 4.2(a), (b), (c), (d) and (e) such action or transaction shall not be prohibited by this Section 4.1(f).

         (g) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of Section 4.1 shall not prohibit OSCA from implementing any transaction upon which the IRS has granted a favorable ruling in, or which is described in reasonable detail in, any Tax Opinions/Rulings.

         4.2 Cooperation and Other Covenants.

         (a) Notice of Subsequent OSCA Actions. Each of OSCA and GLC shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relates to the Distribution or that could otherwise be reasonably expected to have an effect on the Tax-Free Status of the Distribution.

         (b) Cooperation. (i) Each of OSCA and GLC shall cooperate with the other and shall take (or refrain from taking) all such actions as the other may reasonably request in connection with obtaining any GLC determination referred to in Section 4.1. Such cooperation shall include, without limitation, providing any information and/or representations reasonably requested by the other to enable either party (or counsel for such party) to obtain and maintain any Subsequent Tax Opinion/Ruling that would permit any action described in Section
4.1 to be taken by OSCA or a OSCA Affiliate. From and after any Representation Date in connection with obtaining any such determination or the receipt of a Subsequent Tax Opinion/Ruling and until the first day after the two-year anniversary of the date of such determination or receipt, neither party shall take (nor shall it refrain from taking) any action that would have caused such representation to be untrue unless the other party has determined, in its sole and absolute discretion, that such action would not jeopardize the Tax-Free Status of the Distribution.

         (ii) In the event that OSCA notifies GLC that it desires to take one of the actions described in Section 4.1 and GLC concludes that such action might jeopardize the Tax-Free Status of the Distribution, GLC shall, at the request of OSCA, elect either to (i) use all commercially reasonable efforts to obtain a Subsequent Tax Opinion/Ruling that would permit OSCA to take the specified action, and OSCA shall cooperate in connection with such efforts, or (ii) provide all reasonable cooperation to OSCA in connection with OSCA obtaining such a Subsequent Tax Opinion/Ruling in form and substance reasonably satisfactory to GLC; provided, however, that the reasonable costs and expenses incurred by GLC of obtaining any such Subsequent Tax Opinion/Ruling shall be borne by GLC.

         (iii) In the event that GLC, at any time prior to the latest Distribution Date, ceases to own OSCA Capital Stock constituting Tax Control and such failure was not caused by any breach by OSCA of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, OSCA shall cooperate with GLC and shall take (or refrain from taking) all actions as GLC may reasonably request so as to permit GLC to regain ownership of OSCA Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

         (iv) In the event that GLC, at any time prior to the latest Distribution Date, ceases to own OSCA Capital Stock constituting Tax Control and such failure was caused by any breach by OSCA of any of its representations, warranties, covenants or other agreements made pursuant to this Agreement or otherwise, in addition to any monetary damages or other indemnification obligations owing pursuant to Section 4.3 hereof, OSCA shall promptly take (or refrain from taking) all actions, including, but not limited to, the purchase of OSCA Capital Stock in the open market, necessary so as to permit GLC to regain ownership of OSCA Capital Stock which constitutes Tax Control and would not jeopardize the Tax-Free Status of the Distribution.

         (c) Notice.

         (i) Until all restrictions set forth in Section 4.1 have expired, OSCA shall give GLC written notice of any intention to effect or permit an action or transaction described in Section 4.1 and which is prohibited thereunder at such time within a period of time reasonably sufficient to enable GLC (A) to make the determination referred to in Section 4.1 or (B) to prepare and seek any Subsequent Tax Opinion/ Ruling in connection with such proposed action or transaction. Each such notice by OSCA shall set forth the terms and conditions of the proposed action or transaction, including, without limitation, as applicable, the nature of any related action proposed to be taken by the Board of Directors of OSCA, the approximate number of shares of OSCA Capital Stock proposed to be transferred or issued, the approximate Value of OSCA's assets (or assets of any of OSCA's Subsidiaries) proposed to be transferred, the proposed timetable for such action or transaction, and the number of shares of OSCA Capital Stock otherwise then owned by the other party to the proposed action or transaction, all with sufficient particularity to enable GLC to make any such required determination, including information required to prepare and seek a Subsequent Tax Opinion/Ruling in connection with such proposed action or transaction.

         (ii) Promptly, but in any event within 30 Business Days, after GLC receives such written notice from OSCA, GLC shall evaluate such information and notify OSCA in writing of (A) such determination or (B) of GLC's intent to seek a Subsequent Tax Opinion/Ruling and the proposed date for submission of the request therefor, which date shall not be more than 45 days after the date GLC so notifies OSCA of GLC's intent to seek a Subsequent Tax Opinion/Ruling, provided that such 45-day period shall be appropriately extended for any period of noncompliance by OSCA with Section 4.2(b). If GLC makes a determination that an action or transaction described in Section 4.1 would jeopardize the Tax-Free Status of the Distribution, such notice to OSCA shall set forth, in reasonable detail, the reasons therefor. GLC shall notify OSCA promptly, but in any event within two Business Days, after the receipt of a Subsequent Tax Opinion/Ruling.

         4.3 Indemnification For Tax Liabilities.

         (a) Notwithstanding any other provision of this Agreement or any provision of any of the Tax Agreements to the contrary but subject to Section 4.3(b), OSCA shall indemnify, defend and hold harmless GLC and each GLC Affiliate (or any successor to any of them) against any and all Tax-Related Losses incurred by GLC in connection with any proposed tax assessment or tax controversy with respect to the Distribution to the extent caused by any breach by OSCA of any of its representations, warranties or covenants made pursuant to this Agreement. All interest or penalties incurred in connection with such Tax-Related Losses shall be computed for the time period up to and including the date that OSCA pays its indemnification obligation in full.

         (b) Exceptions to OSCA's Indemnification. If GLC (i) makes a determination pursuant to any clause of Section 4.1, on the basis of a Subsequent Tax Opinion/Ruling or otherwise, and (ii) delivers to OSCA written notice of such determination pursuant to Section 4.2(c), OSCA shall have no obligation pursuant to Section 4.3(a), except to the extent that any Tax-Related Losses so incurred resulted from the inaccuracy, incorrectness or incompleteness of any representation provided by OSCA upon which such Subsequent Tax Opinion/Ruling and/or determination was based.

         (c) Timing and Method of Tax Indemnification Payments. OSCA shall pay any amount due and payable to GLC pursuant to this Section 4.3 on or before the 15th day following the earlier of agreement or determination that such amount is due and payable to GLC. All payments pursuant to this Section 4.3 shall be made by wire transfer to the bank account designated by GLC for such purpose, and on the date of such wire transfer OSCA shall give GLC notice of the transfer.

         4.4 Procedure for Indemnification for Tax Liabilities.

         (a) Notice of Claim. If GLC receives notice of the assertion of any Third-Party Claim with respect to which OSCA may be obligated under Section 4.3 to provide indemnification, GLC shall give OSCA notice thereof (together with a copy of such Third- Party Claim, process or other legal pleading) promptly after becoming aware of such Third- Party Claim; provided, however, that the failure of GLC to give notice as provided in this Section shall not relieve OSCA of its obligations under Section 4.3, except to the extent that OSCA is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) Obligation of Indemnifying Party.

         (i) GLC and OSCA shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which OSCA is obligated under Section 4.3 to provide indemnification, provided that OSCA shall forfeit such joint control right with respect to a particular Third-Party Claim if OSCA or any OSCA Affiliate makes any public statement or filing, or takes any action (including, but not limited to, the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by OSCA in this Agreement, the Tax Opinions/Rulings, or the Representation Letters.

         (ii) OSCA and GLC shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by applicable law, neither OSCA nor GLC shall make any statements or take any actions that could reasonably result in the shifting of liability for any Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

         (iii) Statements made or actions taken by either OSCA or GLC in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.

         (iv) If either GLC or OSCA fails to jointly defend any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that GLC may not compromise or settle any such Third-Party Claim without the prior written consent of OSCA, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         4.5 Arbitration. Any dispute between the parties arising out of or relating to this Section 4, including the interpretation of this Section 4, or any actual or purported breach of this Section 4, shall be resolved only in accordance with the following provisions:

         (a) Negotiation. GLC and OSCA shall attempt in good faith to resolve any such dispute promptly through negotiations of the parties. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days after the receipt of such Dispute Notice, the appropriate representatives of GLC and OSCA shall meet to attempt to resolve such dispute. If such dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate such dispute, the issue shall be settled by arbitration pursuant to Section 4.5(b). The results of such arbitration shall be final and binding on the parties.

         (b) Arbitration Procedure. Either party may initiate arbitration with regard to such dispute by giving the other party written notice either (i) at any time following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, at any time thereafter. The arbitration shall be conducted by three arbitrators in accordance with the CPR Rules, except as otherwise provided in this Section 4.5. Within 20 days following receipt of the written notice of arbitration, GLC and OSCA shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either GLC or OSCA shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether selected by GLC and OSCA or otherwise, each arbitrator selected to resolve such dispute shall be a tax attorney or tax accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved. Such arbitrators shall be empowered to determine whether OSCA is required to indemnify GLC pursuant to
Section 4.3 and to determine the amount of the related indemnification payment. Each of GLC and OSCA shall bear 50% of the aggregate expenses of the arbitrators. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-14. The place of arbitration shall be New York, New York. The final decision of the arbitrators shall be rendered no later than one year from the date of the written notice of arbitration.

         4.6 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 4 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of Section 4.

         5. Certain Other Covenants.

         5.1 Financial and Other Information.

         (a) Financial Information. OSCA agrees that, for so long as GLC is required to consolidate OSCA's results of operations and financial position or to account for its investment in OSCA under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied):

         (i) OSCA shall, and shall cause each of its Subsidiaries to, maintain a system of internal accounting controls that will provide reasonable assurance that: (A) OSCA's and such Subsidiaries' books, records and accounts fairly reflect all transactions and dispositions of assets and (B) the specific objectives of accounting control are achieved.

         (ii) OSCA shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences on January 1 and ends on December 31 of each calendar year.

         (iii) OSCA shall deliver to GLC a trial balance submission, which shall include amounts relating to each of its Subsidiaries, in such format and detail as GLC may request, (A) with respect to each month (other than the last month of each fiscal year), within four Business Days following the last day of each such month, and (B) with respect to each fiscal year, within five Business Days following December 31 of each such year.

          (iv) As soon as practicable, and in any event within seven Business Days after the end of each of the first three fiscal quarters in each fiscal year of OSCA and within 14 Business Days after the end of each such fiscal year, OSCA shall deliver to GLC a consolidated income statement and balance sheet for OSCA and its Subsidiaries for such fiscal quarter or year, as the case may be.

         (v) As soon as practicable, and in any event within 35 days after the end of each of the first three fiscal quarters in each fiscal year of OSCA and no later than five days before OSCA intends to file its Quarterly Financial Statements (as defined below) with the SEC, OSCA shall deliver to GLC drafts of
(A) the consolidated financial statements of OSCA and its Subsidiaries (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of OSCA the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of OSCA's and its Subsidiaries' financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Quarterly Financial Statements." No later than the earlier of (x) two Business Days prior to the date OSCA publicly files the Quarterly Financial Statements with the SEC or otherwise makes such Quarterly Financial Statements publicly available or (y) two Business Days prior to the date on which GLC has notified OSCA that it intends to file its quarterly financial statements with the SEC, OSCA shall deliver to GLC the final form of the Quarterly Financial Statements certified by the chief financial officer of OSCA as presenting fairly, in all material respects, the financial condition and results of operations of OSCA and its Subsidiaries; provided that OSCA may continue to revise such Quarterly Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by OSCA to GLC as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GLC and OSCA financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which OSCA may consider making to its Quarterly Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and OSCA shall obtain GLC's consent prior to making any change to OSCA's Quarterly Financial Statements or related disclosures which would have an effect upon GLC's financial statements or related disclosures. In addition to the foregoing, no Quarterly Financial Statement or any other document which refers, or contains information with respect, to the ownership of OSCA by GLC, the separation of OSCA from GLC or the Distribution shall be filed with the SEC or otherwise made public by OSCA or any of its Subsidiaries without the prior written consent of GLC.

         (vi) OSCA shall deliver to GLC as soon as practicable, and in any event within 45 days after the end of each fiscal year of OSCA and no later than 10 days before OSCA intends to file its Annual Financial Statements (as defined below) with the SEC, (A) drafts of the consolidated financial statements of OSCA (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year and all in reasonable detail and prepared in accordance with Regulation S-X and
(B) a discussion and analysis by management of OSCA's and its Subsidiaries' financial condition and results of operations for such year, including, without limitation, an explanation of any material adverse change, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. The information set forth in (A) and (B) above is herein referred to as the "Annual Financial Statements." OSCA shall deliver to GLC all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of
(1) five Business Days prior to the date OSCA publicly files the Annual Financial Statements with the SEC or otherwise makes such Annual Financial Statements publicly available or (2) five Business Days prior to the date on which GLC has notified OSCA that it intends to file its annual financial statements with the SEC, OSCA shall deliver to GLC the final form of the Annual Financial Statements certified by the chief financial officer of OSCA as presenting fairly, in all material respects, the financial condition and results of operations of OSCA and its Subsidiaries; provided that OSCA may continue to revise such Annual Financial Statements prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by OSCA to GLC as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GLC and OSCA financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which OSCA may consider making to its Annual Financial Statements and related disclosures during the three Business Days immediately prior to any anticipated filing with the SEC, and OSCA shall obtain GLC's consent prior to making any change to OSCA's Annual Financial Statements or related disclosures which would have an effect upon GLC's financial statements or related disclosures. In addition to the foregoing, no Annual Financial Statement or any other document which refers, or contains information with respect, to the ownership of OSCA by GLC, the separation of OSCA from GLC or the Distribution shall be filed with the SEC or otherwise made public by OSCA or any of its Subsidiaries without the prior written consent of GLC. In any event, OSCA shall deliver to GLC, no later than 80 days after the end of each fiscal year of OSCA, the final form of the Annual Financial Statements accompanied by an opinion thereon by OSCA's independent certified public accountants.

         (vii) OSCA shall deliver to GLC all Quarterly and Annual Financial Statements of each Subsidiary of OSCA which is itself required to file financial statements with the SEC or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of OSCA required to be delivered to GLC pursuant to this Section 5.1.

         (viii) All information provided by OSCA or any of its Subsidiaries to GLC pursuant to Sections 5.1(a)(iii) through (vii) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by OSCA and its Subsidiaries, as applicable, to GLC (and, where appropriate, as presently presented in financial reports to GLC's Board of Directors), with such changes therein as may be requested by GLC from time to time consistent with changes in reporting by sectors and Subsidiaries of GLC.

         (ix) OSCA and each of its Subsidiaries which files information with the SEC shall deliver to GLC: (A) as soon as the same are prepared, substantially final drafts of: (x) all reports, notices and proxy and information statements to be sent or made available by OSCA or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Shareholders), and (z) all registration statements and prospectuses to be filed by OSCA or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as "OSCA Public Documents"), and (B) as soon as practicable, but in no event later than four Business Days prior to the date the same are printed, sent or filed, whichever is earliest, final copies of all such OSCA Public Documents; provided that OSCA may continue to revise such OSCA Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes shall be delivered by OSCA to GLC as soon as practicable, and in any event within eight hours thereafter; and, provided, further, that GLC and OSCA financial representatives shall actively consult with each other regarding any changes (whether or not substantive) which OSCA may consider making to any of its OSCA Public Documents and related disclosures prior to any anticipated filing with the SEC, and OSCA shall obtain GLC's consent prior to making any change to its OSCA Public Documents or related disclosures which would have an effect upon GLC's financial statements or related disclosures. In addition to the foregoing, no OSCA Public Document or any other document which refers, or contains information with respect, to the ownership of OSCA by GLC, the separation of OSCA from GLC or the Distribution shall be filed with the SEC or otherwise made public by OSCA or any of its Subsidiaries without the prior written consent of GLC.

         (x) OSCA shall, as promptly as practicable, deliver to GLC copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof) relating to OSCA or any of its Subsidiaries and shall provide GLC an opportunity to meet with management of OSCA to discuss such budgets and projections.

         (xi) With reasonable promptness, OSCA shall deliver to GLC such additional financial and other information and data with respect to OSCA and its Subsidiaries and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by GLC.

         (xii) Prior to issuance, OSCA shall deliver to GLC copies of substantially final drafts of all press releases and other statements to be made available by OSCA or any of its Subsidiaries to employees of OSCA or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of OSCA or any of its Subsidiaries or the relationship between (A) OSCA or any of its Subsidiaries and (B) GLC or any of its Affiliates. In addition, prior to the issuance of any such press release or public statement, OSCA shall consult with GLC regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, OSCA shall deliver to GLC copies of final drafts of all press releases and other public statements. OSCA and GLC will consult with each other as to the timing of their annual and quarterly earnings releases and will give each other an opportunity to review the information therein relating to OSCA and its Subsidiaries and to comment thereon.

         (xiii) OSCA shall cooperate fully, and cause its accountants to cooperate fully, with GLC to the extent requested by GLC in the preparation of GLC's public earnings releases, quarterly reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by GLC with the SEC, any national securities exchange or otherwise made publicly available (collectively, "GLC Public Filings"). OSCA agrees to provide to GLC all information that GLC reasonably requests in connection with any GLC Public Filings or that, in the judgment of GLC's legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Such information shall be provided by OSCA in a timely manner on the dates requested by GLC (which may be earlier than the dates on which OSCA otherwise would be required hereunder to have such information available) to enable GLC to prepare, print and release all GLC Public Filings on such dates as GLC shall determine. OSCA shall cause its accountants to consent to any reference to them as experts in any GLC Public Filings required under any law, rule or regulation. If and to the extent requested by GLC, OSCA shall diligently and promptly review all drafts of such GLC Public Filings and prepare in a diligent and timely fashion any portion of such GLC Public Filing pertaining to OSCA. Prior to any printing or public release of any GLC Public Filing, an appropriate executive officer of OSCA shall, if requested by GLC, certify that the information relating to OSCA, any OSCA Affiliate or the OSCA Business in such GLC Public Filing is accurate, true and correct in all material respects. Unless required by law, rule or regulation, OSCA shall not publicly release any financial or other information which conflicts with the information with respect to OSCA, any OSCA Affiliate or the OSCA Business that is included in any GLC Public Filing without GLC's prior written consent. Prior to the release or filing thereof, GLC shall provide OSCA with a draft of any portion of a GLC Public Filing containing information relating to OSCA and its Subsidiaries and shall give OSCA an opportunity to review such information and comment thereon; provided that GLC shall determine in its sole discretion the final form and content of all GLC Public Filings.

         (b) Auditors and Audits; Annual Statements and Accounting. OSCA agrees that, for so long as GLC is required to consolidate OSCA's results of operations and financial position or to account for its investment in OSCA under the equity method of accounting (in accordance with generally accepted accounting principles):

         (i) OSCA shall not select a different accounting firm than Ernst & Young to serve as its (and its Subsidiaries') independent certified public accountants ("OSCA's Auditors") without GLC's prior written consent (which shall not be unreasonably withheld).

         (ii) OSCA shall use its best efforts to enable the OSCA Auditors to complete their audit such that they will date their opinion on OSCA's audited annual financial statements on the same date that GLC's independent certified public accountants ("GLC's Auditors") date their opinion on GLC's audited annual financial statements (the "GLC Annual Statements"), and to enable GLC to meet its timetable for the printing, filing and public dissemination of the GLC Annual Statements.

         (iii) OSCA shall provide to GLC on a timely basis all information that GLC reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the GLC Annual Statements. Without limiting the generality of the foregoing, OSCA will provide all required financial information with respect to OSCA and its Subsidiaries to OSCA's Auditors in a sufficient and reasonable time and in sufficient detail to permit OSCA's Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to GLC's Auditors with respect to information to be included or contained in the GLC Annual Statements.

         (iv) OSCA shall authorize OSCA's Auditors to make available to GLC's Auditors both the personnel who performed or are performing the annual audit of OSCA and work papers related to the annual audit of OSCA, in all cases within a reasonable time prior to OSCA's Auditors' opinion date, so that GLC's Auditors are able to perform the procedures they consider necessary to take responsibility for the work of OSCA's Auditors as it relates to GLC's Auditors' report on GLC's statements, all within sufficient time to enable GLC to meet its timetable for the printing, filing and public dissemination of the GLC Annual Statements.

         (v) OSCA shall provide GLC's internal auditors access to OSCA's and its Subsidiaries, books and records so that GLC may conduct reasonable audits relating to the financial statements provided by OSCA pursuant hereto as well as to the internal accounting controls and operations of OSCA and its Subsidiaries.

         (vi) OSCA shall give GLC as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the date hereof. OSCA will consult with GLC and, if requested by GLC, OSCA will consult with GLC's independent public accountants with respect thereto. OSCA will not make any such determination or changes without GLC's prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in OSCA's financial statements as filed with the SEC or otherwise publicly disclosed therein.

         (vii) Notwithstanding clause (vi) above, OSCA shall make any changes in its accounting estimates or accounting principles that are requested by GLC in order for OSCA's accounting estimates and principles to be consistent with those of GLC.

         Nothing in this Section 5.1 shall require OSCA to violate any agreement with any of its customers regarding the confidentiality of commercially sensitive information relating to that customer or its business; provided that in the event that OSCA is required under this Section 5.1 to disclose any such information, OSCA shall use all commercially reasonable efforts to seek to obtain such customer's consent to the disclosure of such information.

         5.2 Other Covenants. OSCA hereby covenants and agrees that, for so long as GLC beneficially owns at least 50% of the outstanding shares of OSCA Common
Stock:

         (a) OSCA shall not, without the prior written consent of GLC (which it may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of GLC to freely sell, transfer, assign, pledge or otherwise dispose of shares of OSCA Common Stock or would restrict or limit the rights of any transferee of GLC as a holder of OSCA Common Stock. Without limiting the generality of the foregoing, OSCA shall not, without the prior written consent of GLC (which it may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would among other things, limit the legal rights of, or deny any benefit to, GLC as a OSCA stockholder in a manner not applicable to OSCA stockholders generally.

         (b) OSCA shall not, without the prior written consent of GLC (which it may withhold in its sole and absolute discretion), issue any shares of OSCA Capital Stock or any rights, warrants or options to acquire OSCA Capital Stock (including, without limitation, securities convertible or exchangeable for OSCA Capital Stock), if after giving effect to such issuances and considering all of the shares of OSCA Capital Stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), GLC would own less than 50% of the then outstanding shares of OSCA Common Stock.

         (c) To the extent that GLC is a party to any contracts or agreements that provide that certain actions of GLC's Subsidiaries may result in GLC being in breach of or in default under such agreements and GLC has advised OSCA of the existence, and has furnished OSCA with copies, of such contracts or agreements (or the relevant portions thereof), OSCA shall not take any actions that reasonably could result in GLC being in breach of or in default under any such contract or agreement. As of the date hereof, the contracts and agreements (or relevant portions thereof) applicable to this covenant are set forth on Exhibit A attached hereto. OSCA hereby acknowledges and agrees that GLC has furnished it with copies of each contract or agreement (or the relevant portion thereof) listed on Exhibit A. The parties acknowledge and agree that, after the date hereof, GLC may in good faith (and not solely with the intention of imposing restrictions on OSCA pursuant to this covenant) enter into additional contracts or agreements that provide that certain actions of GLC's Subsidiaries may result in GLC being in breach of or in default under such agreements. In such event, Exhibit A shall be deemed to be automatically amended to reflect the addition of any other contracts or agreements (or relevant portions thereof) of which GLC advises OSCA after the date hereof in accordance with this Section 5.2(c). OSCA agrees to keep confidential and not to disclose any information provided to it pursuant to this Section 5.2(c).

         5.3 Covenants Regarding the Incurrence of Indebtedness.

         (a) OSCA hereby covenants and agrees that, for so long as GLC continues to beneficially own at least 50% of the outstanding shares of OSCA Common Stock, OSCA shall not, and shall not permit any of its Subsidiaries to, without GLC's prior written consent (which it may withhold in its sole and absolute discretion), take any of the following actions:

         (i) create, incur, assume or suffer to exist any OSCA Indebtedness in excess of an aggregate of $__ million outstanding at any time; provided, however, that OSCA may consummate, or agree to consummate, any acquisition or other similar transaction or series of related transactions involving OSCA or any of its Subsidiaries acquiring Control of any Person (an "Acquisition Target") as a result of which the OSCA Indebtedness would exceed $__ million so long as both (A) the Acquisition Target has an FFO to Debt Ratio equal to or greater than __% and (B) the OSCA Indebtedness after giving effect to such transaction(s) (including, without duplication, any OSCA Indebtedness incurred in connection therewith and any Target Indebtedness that will become OSCA Indebtedness as a result of such transaction(s)) would not exceed $__ million; and

         (ii) consummate, or agree to consummate, any acquisition or other similar transaction or series of related transactions involving OSCA or any of its Subsidiaries acquiring Control of any Acquisition Target with an FFO to Debt Ratio less than __% unless the Adjusted OSCA Indebtedness would not exceed $__ million.

         (b) In order to implement this Section 5.3, OSCA shall notify GLC in writing at least 15 Business Days prior to the time it or any of its Subsidiaries contemplates incurring any OSCA Indebtedness or agreeing to acquire Control of an Acquisition Target of its intention to do so and shall either (i) demonstrate to GLC's satisfaction that this Section 5.3 shall not be violated by such proposed additional OSCA Indebtedness or acquisition or (ii) obtain GLC's prior written consent to such proposed additional OSCA Indebtedness or acquisition. Any such written notification from OSCA to GLC shall include documentation of any existing OSCA Indebtedness and estimated OSCA Indebtedness after giving effect to such proposed incurrence of additional OSCA Indebtedness or acquisition and, if delivered in connection with any transaction(s) involving an Acquisition Target, (A) documentation of the Acquisition Target's Target Indebtedness, (B) calculations of the Acquisition Target's FFO to Debt Ratio and
(C) calculations of compliance with
this Section 5.3, including the Adjusted OSCA Indebtedness, if applicable. GLC shall have the right to verify the accuracy of such information and OSCA shall cooperate fully with GLC in such effort (including, without limitation, by providing GLC with access to the working papers and underlying documentation related to any calculations used in determining such information).

         (c) For purposes of this Section 5.3, the following terms shall have the following meanings:

         "Adjusted OSCA Indebtedness" means, with respect to any proposed transaction(s) involving an Acquisition Target, the sum of (i) the OSCA Indebtedness immediately after giving effect to such transaction(s) (including, without duplication, any OSCA Indebtedness incurred in connection therewith and any Target Indebtedness that will become OSCA Indebtedness as a result of such transaction(s)) and (ii) the amount by which the number described in clause (ii) of the definition of "FFO to Debt Ratio" set forth in this Section 5.3 would need to be reduced in order for the Acquisition Target's FFO to Debt Ratio to equal __%.

         "OSCA Indebtedness" means the sum of (i) the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of OSCA and its Subsidiaries, as determined for purposes of its consolidated financial statements prepared in accordance with GAAP, and (ii) the aggregate amount attributable to all factoring or securitization of receivables and other financial assets by OSCA and its Subsidiaries in excess of $__ million.

         "FFO to Debt Ratio" means, for any Acquisition Target, as of immediately prior to OSCA acquiring Control of such Acquisition Target in the proposed transaction(s), the percentage determined by dividing (i) the sum of such Acquisition Target's net income plus depreciation and amortization for the last four full fiscal quarters, as determined for purposes of its consolidated financial statements prepared in accordance with GAAP, by (ii) the additional OSCA Indebtedness that would be incurred in connection with such proposed transaction(s), including, without limitation, any Target Indebtedness that will become OSCA Indebtedness as a result of such proposed transaction(s).

         "Target Indebtedness" means, with respect to any proposed transaction(s) involving an Acquisition Target, such Acquisition Target's total obligations (whether short-term or long-term) for borrowed money (including capitalized leases) as of immediately prior to OSCA acquiring Control of such Acquisition Target in such proposed transaction(s).

         6. Indemnification.

         6.1 Indemnification by OSCA. Subject to Section 6.3, OSCA shall indemnify, defend and hold harmless GLC, all GLC Affiliates and each of their respective directors, officers and employees (in their capacities as such), from and against:

         (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by OSCA or any OSCA Affiliate of any of the provisions of this Agreement;

         (b) all Losses relating to, arising out of, or due to, directly or indirectly, any incorrect, inaccurate or incomplete financial and other information provided by OSCA or any OSCA Affiliate to GLC pursuant to Section
5.1 of this Agreement;

         (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the GLC Disclosure Portions; and

         (d) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading other than with respect to the GLC Disclosure Portions.

         6.2 Indemnification by GLC. Subject to Section 6.3, GLC shall indemnify, defend, and hold harmless OSCA, all OSCA Affiliates, and each of their respective directors, officers and employees (in their capacities as such), from and against:

         (a) all Losses relating to, arising out of, or due to, directly or indirectly, any breach by GLC or any GLC Affiliate of any of the provisions of this Agreement;

         (b) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the GLC Disclosure Portions of the IPO Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the GLC Disclosure Portions of the IPO Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading; and

         (c) all Losses relating to, arising out of, or due to any untrue statement or alleged untrue statement of a material fact contained in, or incorporated by reference into, the GLC Disclosure Portions of the Distribution Registration Statement or the omission or alleged omission to state (whether pursuant to direct statement or incorporation by reference) in the GLC Disclosure Portions of the Distribution Registration Statement a material fact required to be stated therein or necessary to make the statements therein not misleading.

         6.3 Other Liabilities.

         (a) Except as provided in Section 6.4, this Section 6 shall not be applicable to any Tax-Related Losses, which shall be governed by Section 4 of this Agreement.

         (b) This Section 6 shall not be applicable to any Losses relating to, arising out of, or due to any breach of the provisions of any other contract, agreement or understanding between GLC or any GLC Affiliate and OSCA or any OSCA Affiliate, including, without limitation, the Separation Agreement and any of the other Ancillary Agreements, which Losses shall be governed by the terms of such contract, agreement or understanding.

         6.4 Tax Effects of Indemnification.

         (a) Any indemnification payment made under this Agreement shall be characterized for tax purposes as if such payment were made immediately prior to the latest Distribution Date, and shall therefore be treated, to the extent permitted by law, as either (i) a distribution from OSCA to GLC or (ii) a capital contribution from GLC to OSCA.

         (b) The amount of any Loss or Tax-Related Losses for which indemnification is provided under this Agreement shall be (i) increased to take account of net Tax cost, if any, incurred by the Indemnitee arising from the receipt or accrual of an Indemnity Payment hereunder (grossed up for such increase) and (ii) reduced to take account of net Tax benefit, if any, realized by the Indemnitee arising from incurring or paying such Loss or Tax-Related Losses. In computing the amount of any such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any Indemnity Payment hereunder or incurring or paying any indemnified Loss or Tax-Related Losses. Any Indemnity Payment hereunder shall initially be made without regard to this Section 6.4 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnitee has actually realized such cost or benefit. For purposes of this Agreement, an Indemnitee shall be deemed to have "actually realized" a net Tax cost or a net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnitee is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnitee would be required to pay but for the receipt or accrual of the Indemnity Payment or the incurrence or payment of such Loss or Tax-Related Losses, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnitee's liability for Taxes, and payments between GLC and OSCA to reflect such adjustment shall be made if necessary.

         6.5 Effect of Insurance Upon Indemnification. The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 6 shall be reduced (including retroactively) by any Insurance Proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that each of OSCA and GLC shall use commercially reasonable efforts to collect any such proceeds or other amounts to which it or any of its Affiliates is entitled, without regard to whether it is the Indemnifying Party hereunder. No Indemnitee shall be required, however, to collect any such proceeds or other amounts prior to being entitled to indemnification from an Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of a Loss and subsequently receives Insurance Proceeds or other amounts fin respect of such Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (a) the sum of the amount of such Indemnity Payment and the amount of such Insurance Proceeds or other amounts actually received and (b) the amount of such Loss, in each case adjusted (at such time as appropriate adjustment can be determined) to reflect any premium adjustment attributable to such claim.

         6.6 Procedure for Indemnification Involving Third-party Claims.

         (a) Notice of Claim. If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification (other than pursuant to Section 4), such Indemnitee shall give such Indemnifying Party notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give notice as provided in this Section shall not relieve any Indemnifying Party of its obligations under this
Section 6, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.

         (b) Obligation of Indemnifying Party. An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably acceptable to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within ten Business Days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party shall notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party shall pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such Indemnifying Party shall keep the Indemnitee reasonably informed as to the status of the defense of such Third-Party Claim. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party shall not be liable to such Indemnitee under this Section 6 for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such Indemnitee shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such Indemnitee in any action or group of related actions (which firm or firms shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment at any time, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim, or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such Indemnifying Party (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third-Party Claim (even if against multiple Indemnitees)) and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to conduct its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 6 within the period of ten Business Days described above, the Indemnitee may defend, compromise, and settle such Third-Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that would be reasonably likely to have a material adverse effect on the Indemnitee.

         (c) Joint Defense of Certain Claims. Notwithstanding the provisions of
Section 6.6(b), GLC and OSCA shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which each party is claiming that it is entitled to indemnification under
Section 6.1 or 6.2. If either GLC or OSCA fails to defend jointly any such Third-Party Claim, the other party shall solely defend such Third-Party Claim and the party failing to defend jointly shall use all commercially reasonable efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that neither party may compromise or settle any such Third-Party Claim without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be initially paid by the party that incurs such costs and expenses. Such costs and expenses shall be reallocated and reimbursed in accordance with the respective indemnification obligations of the parties at the conclusion of the defense of such Third-Party Claim.

         6.7 Procedure for Indemnification Not Involving Third-party Claims. If any Indemnitee desires to assert against an Indemnifying Party any claim for indemnification under this Section 6 other than a Third-Party Claim (a "Claim"), the Indemnitee shall deliver to the Indemnifying Party notice of its demand for satisfaction of such Claim (a "Request"), specifying in reasonable detail the amount of such Claim and the basis for asserting such Claim. Within 30 days after the Indemnifying Party has been given a Request, the Indemnifying Party shall either (i) satisfy the Claim requested to be satisfied in such Request by delivering to the Indemnitee payment by wire transfer or a certified or bank cashier's check payable to the Indemnified Party in immediately available funds in an amount equal to the amount of such Claim, or (ii) notify the Indemnitee that the Indemnifying Party contests such Claim by delivering to the Indemnitee a Dispute Notice, stating that the Indemnifying Party objects to such Claim and specifying in reasonable detail the basis for contesting such Claim.

          6.8 Exclusive Remedies. Except for the right to pursue equitable remedies, the remedies provided in this Section 6 shall be deemed the sole and exclusive remedies of the parties with respect to the subject matters of the indemnification provisions of this Section 6.

         7. Miscellaneous.

         7.1 Survival. The representations and warranties contained in this Agreement shall survive the execution and delivery hereof and all Distribution Dates until the expiration of all applicable statutes of limitations.

         7.2 Complete Agreement. Except as otherwise set forth in this Agreement, this Agreement and the exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements and understandings, whether written or oral, between the parties with respect to such subject matter.

         7.3 Authority. Each of the parties hereto represents to the other that
(a) it has the corporate power and authority to execute, deliver and perform each of this Agreement and the Registration Rights Agreement, (b) the execution, delivery and performance of each of this Agreement and the Registration Rights Agreement by it has been duly authorized by all necessary corporate action, (c) it has duly and validly executed and delivered each of this Agreement and the Registration Rights Agreement, and (d) each of this Agreement and the Registration Rights Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

         7.5 Consent to Exclusive Jurisdiction. Any action, suit or proceeding arising out of any claim that the parties cannot settle through good faith negotiations (except any claim to which Section 4.5 applies) shall be litigated exclusively in the state courts of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits to the jurisdiction of the state courts of Delaware for any such action, suit or proceeding, (b) agrees not to commence any such action, suit or proceeding except in the state courts of Delaware, (c) waives, and agrees not to plead or to make, any objection to the venue of any such action, suit or proceeding in the state courts of Delaware,
(d) waives, and agrees not to plead or to make, any claim that any such action, suit or proceeding brought in the state courts of Delaware has been brought in an improper or otherwise inconvenient forum, (e) waives, and agrees not to plead or to make, any claim that the state courts of Delaware lack personal jurisdiction over it, and (f) waives its right to remove any such action, suit or proceeding to the federal courts except when such courts are vested with sole and exclusive jurisdiction by statute. GLC and OSCA shall cooperate with each other in connection with any such action, suit or proceeding to obtain reliable assurances that confidential treatment will be accorded

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

any information that either party shall reasonably deem to be confidential or proprietary. Each of the parties hereto irrevocably designates and appoints its respective Service Agent as its agent to receive service of process in any such action, suit or proceeding. Each of the parties hereto further covenants and agrees that, until the expiration of all applicable statutes of limitations relating to potential claims under this Agreement, each such party shall maintain a duly appointed agent for the service of summonses and other legal process in the State of Delaware, and shall promptly notify the other party hereto of any change in the name or address of its Service Agent and the name and address of any replacement for its Service Agent, if such agent is no longer the Service Agent named herein. This Section 7.5 is meant to comply with 6 Del.
C. Section 2708. Notwithstanding anything contained in this Section 7.5, all claims for indemnification under Section 6 shall be governed by the provisions thereof.

         7.6 Notices. All Notices shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or
(b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses:

if to GLC:

        Great Lakes Chemical  Corporation
        500 East 96th Street
        Indianapolis, Indiana 46240
        Attention: General Counsel
        Telecopy No.: (317) 715-3050

        with a copy to:

        Great Lakes Chemical  Corporation
        500 East 96th Street
        Indianapolis, Indiana 46240
        Attention: Director of Taxes
        Telecopy No.: (317) 715-3050

if to OSCA, to:

        OSCA, Inc.
        203 Commission Boulevard
        Lafayette, LA 70508
        Attention: General Counsel
        Telecopy No.: (318) 837-5211


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

        with a copy to:

        OSCA, Inc.
        203 Commission Boulevard
        Lafayette, LA 70508
        Attention: Chief Financial Officer
        Telecopy No.: (318) 837-5211

or to such other address as either party hereto may have furnished to the other party by a Notice in writing in accordance with this Section 7.6

         7.7 Amendment and Modification. This Agreement may not be amended or modified in any respect except by a written agreement signed by both of the parties hereto.

         7.8 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon the parties hereto and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of either party with another Person, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         7.9 Third Party Beneficiaries. The Indemnitees and their respective successors shall be third party beneficiaries of the indemnification provisions of Sections 4 and 6, as applicable, and shall be entitled to enforce those provisions and in connection with such enforcement shall be subject to Section
7.5 in each such case as fully and to the same extent as if they were parties to this Agreement. Except as provided in the previous sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as provided in the previous sentence) shall be deemed a third party beneficiary under or by reason of this Agreement.

         7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Agreement may be executed by facsimile signature.

         7.11 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the party against whom the existence of such waiver is asserted.

         7.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.13 Remedies. Except as otherwise provided herein, each of GLC and OSCA shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Each of GLC and OSCA acknowledges and agrees that under certain circumstances the breach by GLC or any of its Affiliates or OSCA or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

         7.14 Performance. Each of the parties hereto shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such party.

         7.15 References; Construction. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to "$" shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a "Section" or an "Exhibit" shall be deemed to refer to a section of this Agreement or an exhibit to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this

Agreement, unless otherwise specifically provided, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing the document to be drafted.

                                   * * * * * *

               IN WITNESS WHEREOF, the parties hereto have caused this Initial Public Offering and Distribution Agreement to be duly executed and delivered as of the date and year first written above.

                                      GREAT LAKES CHEMICAL CORPORATION


                                      By:
                                         -------------------------------
                                      Name:
                                      Its:



                                      OSCA, INC.


                                      By:
                                         -------------------------------
                                      Name:
                                      Its: